Exhibit 99.1

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Carpenter Technology Provides Updated Outlook and Continues Actions to Bolster Already Healthy Liquidity Position

Philadelphia, PA (July 6, 2020) – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today provided a preliminary outlook for fiscal year 2021 and preliminary results, subject to finalization and audit, for the fourth quarter of fiscal year 2020.

“We are operating in a challenging environment that makes it difficult to predict the near term with a reasonable level of certainty. Many stakeholders continue to ask questions about our end-use market demand conditions, order book, lead times, workforce levels, utilization, and liquidity position, among other indicators.” said Tony R. Thene, President and CEO. “Despite the near-term challenges associated with the COVID-19 pandemic, our facilities have been continuously and safely operating during the crisis, we further strengthened our already healthy liquidity position and the long-term outlook for our key end-use markets remains solid.”

In the near-term, the Aerospace supply chain is absorbing significant downward adjustments to forecasted demand. Despite a scaled back production rate, the Company is still winning spot needs due to our ability to continue providing competitive lead times, quality, reliability and performance. With select Aerospace customers, the Company has accepted deferrals and order push outs in exchange for increased share on key growth platforms. For Medical customers, the Company’s industry-leading portfolio and sales network has been leveraged to quickly respond to critical demand for ventilators and cardiology/trauma devices as well as restocking needs as OEMs prepare to address pent-up elective surgery demand.

The Company has also enriched and extended supply agreements at the request of key Aerospace, Medical and Semiconductor customers who are concerned about the survivability and stability of their other suppliers. In addition, the Company has pivoted to be more responsive to less exposed application portfolios like Defense Hypersonics and Electronics that are urgently pulling for our high-performance solutions.

Despite an expectation for continued near-term decline, the Company fully expects that Aerospace demand will return and when it does, Carpenter Technology’s engine, airframe, fastener and avionics content on virtually all platforms will be key to satisfying the market recovery for high performance demand. In the Medical end-use market, growing and aging populations require more effective patient outcomes. Carpenter Technology is uniquely positioned to be the leading material solutions partner under all recognizable brands due to having the most expansive metallic material and product portfolio for medical applications. This includes significant capabilities in emerging technologies like additive manufacturing and proprietary new products to support respiratory, wound closure, implants, stents, guidewires and heart valve procedures.

In addition to solid foundational business, the Company has strong positions within two significant growth drivers: additive manufacturing and soft magnetics for electrification. The Company has built a leading end-to-end additive manufacturing platform spanning optimized and recycled metal powder processing through end part production by employing unique powder lifecycle management to monitor properties during all phases of manufacture and conveyance in a fully contained and traceable manner. In electrification, the Company is expanding its leading position by focusing on proprietary soft magnetic material processing and stack fabrication techniques that address key electrification design challenges in aerospace, defense, electric vehicle, consumer and robotics applications such as range, cargo capacity, efficiency and cost by maximizing power and reducing size and weight.

Actions Taken to Date

With the positive, long-term macro trends remaining in place, the Company has taken significant actions to position itself to manage through the current market disruption caused by COVID-19 and strengthen its foundation for sustainable long-term growth and value creation. These measures include:

•	Eliminating approximately 20% of global salaried positions, implementing a global hiring freeze and deferring annual merit increases for most salaried employees.

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Reviewing and prioritizing capital investments to target existing and future growth markets, which as a result is expected to reduce capital expenditures by $50 million in fiscal year 2021 compared to fiscal year 2020.

•	Exercising rolling temporary furloughs for certain production, maintenance and salaried employees.

•	Executing targeted portfolio actions including the decision to exit the Amega West oil and gas business, idling the West Virginia powder facility and selling the Rhode Island powder facility.

Collectively, the actions are expected to generate $60 to $70 million of annual cost savings starting in fiscal year 2021 in addition to the significant cash benefits expected to be realized.

Fiscal Year 2021 Outlook

Based on current market expectations and the significant actions taken to date, the Company currently expects to generate positive free cash flow1 and deliver positive adjusted EBITDA for fiscal year 2021. That expectation includes no change to the current dividend at this time. “It is a powerful statement to say, despite the current challenges, we expect to be free cash flow and EBITDA positive for fiscal year 2021,” said Thene. “We expect that demand conditions will remain challenged for the first half of fiscal year 2021 and we have additional actions available as needed. Carpenter Technology has ample liquidity to weather the COVID-19 storm and we are confident that we will emerge stronger.”

The following is selected preliminary fiscal year 2020 and 2021 guidance subject to change and finalization:

$ in millions	FY20 Preliminary	FY21 Estimate
Depreciation and amortization	$124	$130
Capital expenditures	$170	$120
Pension contributions	$7	$20
Pension expense	$15	$23
Interest expense	$20	$24

The Company’s profitability is influenced by several significant factors including but not limited to volume, mix, operating costs, both fixed and variable, as well as the impact of changing raw material costs combined with changes in inventory levels. We estimate that approximately 25-30% of our operating costs are considered fixed costs with the balance considered variable. Comparisons of operating costs period to period may be difficult as operating costs are influenced by changing input prices, inflationary increases in costs as well as actions taken to reduce costs period to period. In addition, in periods of large fluctuations in volumes and production levels, variable costs may not necessarily be capable of being adjusted in the same period as the volume changes up or down.

[1]

Free cash flow is defined by the Company to include net cash provided from (used for) operating activities, net cash provided from (used for) investing activities, excluding proceeds from sales and maturities of marketable securities, less dividends paid.

Fourth Quarter of Fiscal Year 2020 Preliminary Results, Subject to Finalization and Audit

Concerning the fourth quarter of fiscal year 2020, the Company currently expects that volumes in the Specialty Alloys Operations (SAO) segment will be lower by 20 to 30% on a sequential quarterly basis driven by the economic disruption across most end-use markets caused by the COVID-19 pandemic combined with the near-term challenges across the aerospace supply chain. The Company currently expects SAO operating income in the fourth quarter of fiscal year 2020 to be in the range of $4 to $8 million.

The Performance Engineered Products (PEP) segment has also been negatively impacted by lower volumes primarily due to the impact of COVID-19 on customer demand. The Company currently expects PEP operating loss in the fourth quarter of fiscal year 2020 to be in the range of ($8) to ($10) million. During the fourth quarter, the Company executed against its announced actions to exit the Amega West oil & gas business as well as idling one domestic powder facility and selling another. The Company will provide an update on these actions on the fourth quarter earnings call.

Our estimated fourth quarter results also reflect the ongoing incremental costs to ensure the safety of our employees as well as the productivity impacts associated with the additional safety protocols to protect against COVID-19 exposures to our employees. As a result of the near-term demand environment and the underlying uncertainty related to COVID-19, the Company has shifted the focus to protecting near-term cash and bolstering an already healthy liquidity position. Accordingly, in addition to the restructuring actions discussed above, the Company has taken aggressive actions to reduce production schedules and is selectively producing materials based on firm orders for customers. The Company currently expects to reduce inventory by $100 to $120 million in the fourth quarter of fiscal year 2020. The unfavorable margin impact of the reduction in inventory is a major contributor to the lower than anticipated operating income results for the quarter.

Based on preliminary estimates subject to finalization and audit, the Company currently expects adjusted operating loss to be in the range of ($16) to ($21) million and adjusted earnings per share (EPS) for the fourth quarter of fiscal year 2020 to be in the range of ($0.30) to ($0.38). For the avoidance of doubt, the estimated adjusted operating loss and adjusted EPS, excludes restructuring and other special items.

Most importantly, the Company currently expects to generate $90 – $100 million of free cash flow in the fourth quarter of fiscal year 2020 which adds to the $317 million of total liquidity as of March 31, 2020.

Mr. Thene concluded, “We fully understand that our decision to reduce inventory further than originally planned will have an adverse impact on our operating income and earnings-per-share in the fourth quarter. However, this was a prudent decision to strengthen our already healthy balance sheet and liquidity position in this challenging environment. The COVID-19 pandemic has presented a near-term challenge for Carpenter Technology, as it has for all in the industry. We have met that challenge by relying heavily on our safety culture to keep our facilities continuously operating to address the critical solutions required by our customers. At the same time, we deployed significant cost and cash savings actions to mitigate the near-term headwinds and ultimately strengthen the base for long-term growth.”

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, expected, anticipated or implied. The most significant of these uncertainties are described in Carpenter Technology’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 30, 2019, Form 10-Q for the quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, transportation, energy, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the effect of government trade actions; (7) the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) uncertainty regarding the return to service of the Boeing 737 MAX aircraft and the related supply chain disruption; (17) impacts of the COVID-19 pandemic on our operations, financial results and financial position; and (18) our ability to successfully carry out restructuring and business exit activities on the expected terms and timelines. Any of these factors could have an adverse and/or fluctuating effect on Carpenter Technology’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter Technology undertakes no obligation to update or revise any forward-looking statements.